EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth unaudited pro forma condensed consolidated financial information of Berry Plastics as of and for the year ended September 26, 2009 ("fiscal 2009") have been derived by application of pro forma adjustments to our audited historical consolidated financial statements included in this prospectus.

The unaudited pro forma condensed consolidated balance sheet gives effect to the Pliant Transaction as if it had occurred on September 26, 2009.

The unaudited pro forma condensed consolidated statements of operations give effect to the Pliant Transaction as if it had occurred on the first day of the fiscal period.

The unaudited pro forma condensed consolidated financial information includes adjustments directly attributable to the Pliant Transaction and the costs associated with the financing to fund the acquisition that are expected to have a continuing impact on us.  The pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed consolidated financial information.  The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable.

The Pliant Transaction will be accounted for using the purchase method of accounting.  Pliant was acquired by Berry Plastics on December 3, 2009.  The purchase accounting allocations in the Pliant Transaction will be determined at a later date and depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the Pliant Transaction.  Berry Plastics has included the tangible fixed assets that were present in the historical Pliant financial statements at September 26, 2009 and has allocated a portion of the excess purchase price to intangible assets based on the historical allocation of identifiable intangible assets in prior transactions.  The remaining excess proceeds have been accounted for as goodwill.  This valuation will be based on the actual identifiable tangible and intangible assets and liabilities that existed as of the closing date of the Pliant Transaction.

The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations and financial condition would have been had the Pliant Transaction actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Risk Factors,” “Selected Berry Plastics Historical Financial Data,” “Selected Pliant Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our and Pliant’s historical consolidated financial statements included elsewhere in this prospectus.

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 26, 2009

($ in millions)

	Berry Plastics Historical	Pliant Historical	Pro Forma Adjustment		Pro Forma
Cash	$10.0	$35.7	$(35.7	) (a)	$10.0
Accounts receivable, net	333.2	114.0	—		447.2
Inventory	374.0	89.8	—		463.8
Deferred income taxes	44.0	11.4	—		55.4
Prepaid expenses and other current assets	30.4	12.9	—		43.3
Total current assets	791.6	263.8	(35.7)		1,019.7
Property, plant and equipment, net	875.6	252.4	—		1,128.0
Goodwill, intangible assets, and deferred costs	2,538.6	6.5	329.3	(c)	2,874.4
Other assets	195.2	7.9	—		203.1
Total assets	$4,401.0	$530.6	$293.6		$5,225.2
Accounts payable	$229.8	$61.5	14.1	(d)	$305.4
Accrued expenses and other current liabilities	192.9	46.9	15.0	(d)	254.8
Current portion of long-term debt	17.5	63.6	(63.6	)(f)	17.5
Total current liabilities	440.2	172.0	(34.5)		577.7
Long-term debt	3,342.2	—	617.3	(e)	3,959.5
Deferred income taxes	194.9	22.8	28.2	(b),(g)	245.9
Other long-term liabilities	102.0	38.6	1.6	(d)	142.2
Liabilities subject to compromise	—	868.7	(868.7	)(f)	—
Stockholders’ equity	321.7	(571.5)	549.7	(b)	299.9
Total liabilities and equity	$4,401.0	$530.6	$293.6		$5,225.2

Berry Plastics Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Fiscal Year Ended September 26, 2009

($ in millions)

	Berry Plastics Historical	Pliant Historical(1)	Pro Forma Adjustments (1)(2)		Pro Forma
Net sales	$3,187.1	$933.5	$—		$4,120.6
Cost of goods sold	2,641.1	848.5	—		3,489.6
Gross profit	546.0	85.0	—		631.0
Selling, general and administrative	325.2	66.2	7.1	(h)	398.5
Restructuring and impairment	11.3	100.4	—		111.7
Reorganization costs	—	31.4	—		31.4
Other expenses	23.7	—	1.0	(i)	24.7
Operating income	185.8	(113.0)	(8.1)		64.7
Interest expense, net	244.5	81.6	(20.2	)(j)	305.9
Other (income), expense	(30.4)	(0.5)	—		(30.9)
Loss before taxes	(28.3)	(194.1)	12.1		(210.3)
Income tax benefit	(6.3)	5.5	(83.3	)(k)	(84.1)
Discontinued operations loss, net of tax	4.2	—	—		4.2
Net loss	$(26.2)	$(199.6)	$95.4		$(130.4)

 NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Description of Transaction

On December 3, 2009, we acquired the capital stock of Pliant upon its emergence from reorganization pursuant to a proceeding under Chapter 11 of the Bankruptcy Code.  Pliant is a leading manufacturer of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications.  Pliant manufactures key components in a wide variety of flexible packaging products for use in end-use markets such as coffee, confections, snacks, fresh produce, lidding, and hot-fill liquids as well as providing printed rollstock, bags and sheets used to package consumer goods.  Pliant also offers a diverse product line of film industry related products and has achieved leading positions in many of these product lines.  Pliant operates manufacturing and research and development facilities in four business segments:  Engineered Films, Industrial Films, Specialty Films and Printed Products.

Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting and was based on the historical financial statements of Berry Plastics and Pliant.

The purchase method of accounting is based on the Financial Accounting Standards Board ("FASB") statement on Business Combinations, as amended, which Berry Plastics adopted on September 27, 2009 and uses the fair value concepts defined in the FASB statement on Fair Value Measurement and disclosures.  The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting, under these existing U.S. GAAP standards, which are subject to change and interpretation.

The accounting standard on Fair Value Measurements and disclosures defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures.  Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability.  In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability.  Fair value measurements for an asset assume the highest and best use by these market participants.  As a result of these standards, Berry Plastics may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Berry Plastics’s intended use of those assets.  Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the purchase method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Pliant Transaction, primarily at their respective fair values and added to those of Berry Plastics.  Financial statements and reported results of operations of Berry Plastics issued after completion of the transaction will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Pliant.

Acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.  Total acquisition, advisory, legal, regulatory and valuation costs expected to be incurred by Berry Plastics are estimated to be approximately $36.3 million.  The unaudited pro forma condensed consolidated financial statements do not reflect any restructuring and integration charges expected to be incurred in connection with the transaction as Berry Plastics continues to formulate its integration plan.  These costs will be expensed as incurred.

Accounting Policies
Berry Plastics is reviewing Pliant’s accounting policies.  As a result of that review, Berry Plastics may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the condensed consolidated financial statements.  At this time, Berry Plastics is not aware of any differences that would have a material impact on the condensed consolidated financial statements.  The unaudited pro forma condensed consolidated financial statements do not assume any differences in accounting policies.

Balance Sheet

(a)	This adjustment reflects the use of cash on hand to fund the reorganization costs associated with the exit from bankruptcy and the Pliant Transaction.

(b)
This adjustment reflects the elimination of the historical equity of Pliant, the recording of remaining transaction costs of approximately $36.3 million and the recording of the tax benefit of these transaction costs which will be reflected as a deferred tax asset.

(c)
Preliminarily, we have allocated the excess of the proceeds over the net assets acquired to goodwill.  Under GAAP, goodwill is not amortized but is reviewed for impairment annually.  We have made some preliminary estimates which include estimating that fixed assets will approximate the book value currently recorded by Pliant, however this amount will be different once we complete our purchase price allocation.  Accordingly, the allocation described below is subject to change.  If our non-goodwill assets are further adjusted to fair value in connection with the Pliant Transaction, our expenses may be higher as a result of increased depreciation and amortization of our assets.  Similarly, if our non-goodwill assets are written down to fair market value, our depreciation and amortization may decrease in the future.

Estimate of total consideration, gross of acquired cash of $35.7 million	$580.0
Net assets acquired(*)	377.3
Net adjustments	$202.7
(*) Net assets acquired equals:
Historical basis of the assets	$530.6
Less: cash	(35.7)
Plus: deferred financing fees associated with this offering	20.0
Plus: recording of identifiable intangible assets	106.6
Less: deferred tax impact of recording intangible assets	(42.7)
Less: liabilities assumed	(201.5)
Net assets acquired	$377.3

(d)
This adjustment reflects the reclassification of Pliant’s liabilities subject to compromise, excluding debt back to their respective classification in the balance sheet as these are liabilities that Berry Plastics will assume and pay upon Pliant’s emergence from bankruptcy.

(e)	This adjustment reflects the incurrence of the long-term debt to finance the Pliant Transaction plus capital leases assumed as part of the purchase in connection with the Pliant Transaction.

Notes offered hereby	$596.3
Plus: Rollover of Pliant capital leases	21.0
Net adjustment	$617.3

(f)	This adjustment reflects the reclassification of certain liabilities subject to compromise and the elimination of the historical indebtedness of Pliant as follows:

Reclassification of liabilities to be assumed by Berry Plastics upon emergence from bankruptcy	$30.7
Elimination of historical Pliant debt that was redeemed or forgiven upon emergence from bankruptcy	838.0
Net adjustment	868.7
Repayment of short-term debt and the debtor in possession financing upon emergence from bankruptcy	$63.7

(g)
The Company recorded an adjustment to deferred taxes to establish the book vs. tax basis difference of the intangible assets.  The Company has not made an adjustment to adjust the historical deferred taxes of Pliant.  Upon emergence from bankruptcy, certain liabilities, primarily outstanding indebtedness will be forgiven and result in cancellation of debt income which will eliminate some or all of the historical net operating losses of Pliant.  The purchase price allocation will also result in additional book vs. tax differences which will impact the future deferred taxes of Berry Plastics after the Pliant transaction.

Income Statement

(1)	The statement of operations for the periods presented have been derived from the audited and unaudited historical financial statements of Pliant.

(2)
The Pliant Transaction is being accounted for using the purchase method of accounting.  The purchase accounting allocations in the Pliant Transaction will be finalized at a later date and depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the Pliant Transaction.  An independent third-party appraiser will perform a valuation of these assets as of the closing date of the Pliant Transaction, and upon a final valuation the allocations will be adjusted.  Such final adjustments, will likely include increases in the allocations of purchase price tangible and intangible assets which will result in increases to depreciation and amortization, which may be material.  Berry Plastics has included the tangible fixed assets that were present in the Pliant financial statements at September 26, 2009 and has allocated a portion of the excess purchase price to intangible assets based on the historical allocation of identifiable intangible assets in prior transactions.  The remaining excess proceeds have been accounted for as goodwill.  Accordingly, the allocation described below is subject to change.  An increase or decrease in fixed assets by $10.0 million would result in a change in depreciation expense of $1.4 million assuming an average useful life of seven years for fixed assets.  An increase or decrease in intangible assets by $10 million would result in a change in amortization expense of $0.7 million assuming an average useful life of fifteen years for intangible assets.

(h)
This adjustment relates to the incremental amortization that would result from the allocation of approximately $106.6 million of excess purchase price to intangible assets.  Given an estimated useful life of 15 years, amortization expense would increase by $7.1 million for the year ended September 26, 2009.

(i)
This adjustment relates to the incremental management fees that would have been payable to the Sponsors under Berry Plastics’ management fee agreement as if the Pliant Transaction had happened on the first day of the applicable period.  Berry Plastics’ management fee agreement requires a payment of management fees of the higher of $3.0 million or 1.25% of Adjusted EBITDA.

(j)
This adjustment represents the elimination of the historical interest expense of Pliant including the amortization of deferred financing fees and the new pro forma interest expense related to the Pliant Transaction.  The adjustment is as follows:

Year ended Sep-09
Eliminate historical interest expense	$(81.6)
Notes offered hereby	52.7
Amortization of deferred financing fees and discount	8.7
$(20.2)

k)
This adjustment reflects the elimination of the historical tax benefit of Berry Plastics and Pliant and the adjustment needed to record Berry Plastics’ pro forma tax expense (benefit) at a statutory rate of 40.0%.